Exhibit 99.1

For further information:

Robert Sigler

Vice President and Chief Financial Officer

586.920.0100

Universal Truckload Services, Inc. Reports Revenue and Net Income for the Thirteen and Fifty-two Weeks Ended December 31, 2007

Warren, MI – February 21, 2008 – Universal Truckload Services, Inc. (NASDAQ: UACL) today announced financial results for the thirteen and fifty-two weeks ended December 31, 2007.

For the thirteen weeks ended December 31, 2007, operating revenues increased 4.7%, or $7.7 million, to $171.5 million from $163.8 million for the thirteen weeks ended December 31, 2006. Included in operating revenues are fuel surcharges of $18.2 million and $15.4 million for the fourth quarters of 2007 and 2006, respectively. Net income decreased 9.1%, or $0.5 million, to $4.8 million, or $0.30 per diluted share for the fourth quarter of 2007, from $5.3 million, or $0.33 per diluted share, for the fourth quarter of 2006. Diluted earnings per share in the fourth quarter of 2007 is computed based upon weighted average diluted shares outstanding of 16,104,261 compared to 16,142,049 shares in the fourth quarter of 2006. Operating margin was 4.2% for the fourth quarter of 2007 compared to 5.0% for the fourth quarter of 2006.

Universal’s truckload revenue in the fourth quarter of 2007 increased by 8.1% to $100.0 million from $92.5 million in the corresponding period of 2006. Included in truckload revenue in the fourth quarter of 2007 is $1.2 million from our acquisition completed in the fourth quarter of 2007. Brokerage revenue in the fourth quarter of 2007 increased by 1.4% to $45.0 million from $44.3 million in the corresponding period of 2006. Intermodal revenue in the fourth quarter of 2007 decreased by 1.4% to $26.6 million from $27.0 million in the corresponding period of 2006.

For the year ended December 31, 2007, operating revenues increased 6.0%, or $38.7 million, to $680.4 million from $641.6 million for the year ended December 31, 2006. Included in operating revenues are fuel surcharges of $65.8 million and $60.8 million for 2007 and 2006, respectively. Net income decreased 15.1%, or $3.2 million, to $17.8 million, or $1.11 per share for 2007, from $21.0 million, or $1.30 per share for 2006. Diluted earnings per share in 2007 is computed based upon weighted average diluted shares outstanding of 16,121,631 compared to 16,159,321 shares in 2006.

Universal’s truckload revenue in 2007 increased by 7.2% to $402.1 million from $375.2 million in the corresponding period of 2006. Included in truckload revenue growth in 2007 is $17.6 million from our acquisitions completed in the second half of 2006 and fourth quarter of 2007. Brokerage revenue in 2007 increased by 0.7% to $171.8 million from $170.6 million in the corresponding period of 2006. Included in brokerage revenue growth in 2007 is $3.1 million from our acquisitions completed in the third quarter of 2006. Intermodal revenue in 2007 increased by 11.1% to $106.5 million from $95.9 million in the corresponding period of 2006. Included in Intermodal revenue growth in 2007 is $5.9 million from our acquisitions completed in 2006.

In the fourth quarter of 2007 Universal announced that it was prepared to repurchase up to 800,000 shares of its common stock in open market transactions. During the fourth quarter of 2007, Universal purchased 29,200 shares of its common stock at a total cost of $481 thousand. Universal is authorized to purchase an additional 770,800 shares of its common stock under the stock repurchase plan.

“We are pleased with our revenue growth of 4.7% in the fourth quarter of 2007,” stated Universal’s President and CEO, Don Cochran. “Even in a weak freight environment, we were able to make gains in both load volumes and pricing. Given the uncertainty in the market, we had a good quarter.”

Universal Truckload Services, Inc. is primarily a non-asset based provider of transportation services to shippers throughout the United States and in the Canadian provinces of Ontario and Quebec. The Company’s trucking services include both flatbed and dry van operations and the Company provides rail-truck and steamship-truck intermodal support services. The Company also offers truck brokerage services.

Some of the statements contained in this press release might be considered forward-looking statements. These statements identify prospective information. Forward-looking statements are based on information available at the time and/or management’s good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in the statements. These forward-looking statements are subject to a number of factors that may cause actual results to differ materially from the expectations described. Additional information about the factors that may adversely affect these forward-looking statements is contained in the Company’s reports and filings with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information except to the extent required by applicable securities laws.

* * * * * * * * * * * * * * * *

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Consolidated Statements of Income

(In thousands, except per share data)

	Thirteen Weeks Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Operating revenues:
Truckload	$99,987	$92,527	$402,082	$375,194
Brokerage	44,963	44,338	171,814	170,576
Intermodal	26,578	26,964	106,463	95,857

Total operating revenues	171,528	163,829	680,359	641,627

Operating expenses:
Purchased transportation	131,405	125,615	520,064	491,840
Commissions expense	11,653	10,131	45,081	40,360
Other operating expense, net	1,818	2,090	9,429	8,642
Selling, general, and administrative	12,063	12,312	48,418	46,137
Insurance and claims	5,236	3,951	21,178	15,828
Depreciation and amortization	2,198	1,477	8,163	5,730

Total operating expenses	164,373	155,576	652,333	608,537

Income from operations	7,155	8,253	28,026	33,090
Interest income, net	422	243	944	1,043

Income before income taxes	7,577	8,496	28,970	34,133
Provision for income taxes	2,773	3,210	11,134	13,124

Net income	$4,804	$5,286	$17,836	$21,009

Earnings per common share:
Basic	$0.30	$0.33	$1.11	$1.30
Diluted	$0.30	$0.33	$1.11	$1.30
Average common shares outstanding:
Basic	16,104	16,118	16,115	16,118
Diluted	16,104	16,142	16,122	16,159

UNIVERSAL TRUCKLOAD SERVICES, INC.

Unaudited Condensed Consolidated Balance Sheets

(In thousands)

	December 31,
	2007	2006
Assets
Cash and cash equivalents	$5,416	$5,008
Marketable securities	17,961	15,330
Accounts receivable – net	86,626	82,259
Other current assets	8,248	8,971

Total current assets	118,251	111,568
Property and equipment – net	57,149	51,286
Other long-term assets – net	31,788	28,046

Total assets	$207,188	$190,900

Liabilities and shareholders’ equity
Total current liabilities	$48,443	$49,717
Total long-term liabilities	7,303	6,730

Total liabilities	55,746	56,447
Total shareholders’ equity	151,442	134,453

Total liabilities and shareholders’ equity	$207,188	$190,900

UNIVERSAL TRUCKLOAD SERVICES, INC.

Summary of Operating Data

(Unaudited)

	Thirteen Weeks Ended December 31,		Year Ended December 31,
	2007	2006	2007	2006
Average number of tractors provided by owner-operators
Truckload	2,870	2,975	2,937	2,723
Intermodal	822	830	839	694

Truckload Revenues:
Average operating revenues per loaded mile (1)	$2.59	$2.40	$2.47	$2.49
Average operating revenues per loaded mile, excluding fuel surcharges (1)	$2.22	$2.09	$2.15	$2.16
Average operating revenues per load (1)	$976	$968	$959	$968
Average operating revenues per load, excluding fuel surcharges (1)	$837	$842	$835	$841
Average length of haul (1)(2)	377	404	388	389
Number of loads (1)	102,442	95,593	419,185	387,627

Brokerage Revenues:
Average operating revenues per loaded mile (1)	$2.12	$2.03	$2.05	$2.07
Average operating revenues per load (1)	$1,358	$1,277	$1,303	$1,267
Average length of haul (1)(2)	640	628	635	613
Number of loads (1)	28,799	27,320	110,312	104,678

Intermodal Revenues:
Drayage (in thousands)	$24,538	$24,873	$97,795	$87,731
Depot (in thousands)	$2,040	$2,091	$8,668	$8,126

Total (in thousands)	$26,578	$26,964	$106,463	$95,857

Average operating revenues per loaded mile	$4.92	$4.04	$4.63	$4.16
Average operating revenues per loaded mile, excluding fuel surcharges	$4.13	$3.50	$3.98	$3.61
Average operating revenues per load	$304	$286	$289	$276
Average operating revenues per load, excluding fuel surcharges	$255	$248	$248	$239
Number of loads	80,602	86,858	338,287	318,339

(1)	Excludes operating data from CrossRoad Carriers, Inc. in order to improve the relevance of the statistical data related to our truckload and brokerage services and improve the comparability to our peer companies.
(2)	Average length of haul is computed using loaded miles.